Exhibit 99.1

Plains All American Announces Bolt-on Acquisitions,
Capital Structure Optimization & Distribution Increase

HOUSTON – January 7, 2025 – Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) (collectively, “Plains”) announced today three bolt-on acquisitions for an aggregate cash consideration of approximately $670 million net to Plains, the purchase of approximately 18% of its outstanding PAA Series A Preferred Units and a 20% increase in its annualized distribution rate.

Bolt-on Acquisitions

•	Plains signed a definitive agreement to acquire Ironwood Midstream Energy, which owns an Eagle Ford Basin gathering system, from EnCap Flatrock Midstream for approximately $475 million. The transaction is expected to close in the first quarter of 2025 following satisfaction of customary closing conditions.

•	Effective January 1, 2025, a subsidiary of Plains Permian Basin joint venture, Plains Oryx Permian Basin LLC, acquired Medallion Midstream’s Delaware Basin crude oil gathering business from The Energy & Minerals Group for approximately $160 million ($105 million net to PAA’s interest).

•	On December 23, 2024, a subsidiary of Plains acquired the remaining 50% interest in Midway Pipeline LLC from a subsidiary of CVR Energy for approximately $90 million.

•	These transactions further enhance Plains’ crude oil footprint in the Permian, Eagle Ford and Mid-Con at returns consistent with our bolt-on framework and provide incremental return of capital opportunities for our unitholders.

Capital Structure Optimization

•	Plains has also agreed to purchase approximately 12.7 million units, or 18%, of its outstanding Series A Preferred Units at “par” ($26.25) for a purchase price of approximately $330 million (plus accrued and unpaid distributions) from EnCap Flatrock Midstream. This transaction is expected to close in late January 2025.

•	After giving effect to all of these transactions, Plains' leverage ratio is expected to be at or below the low-end of our target range of 3.25x to 3.75x, continuing to provide significant balance sheet optionality and flexibility.

Return of Capital Update

•	The Plains Board of Directors has approved an increase in the quarterly distribution payable in February 2025 for both PAA common units and PAGP Class A shares from $0.3175 per unit to $0.38 per unit. On an annualized basis, the distribution represents a $0.25 per unit, or 20%, increase from the distribution paid in November 2024.

“The bolt-on acquisitions announced today are an excellent strategic fit for Plains and allow us to progress our efficient growth strategy by adding high-quality assets adjacent to our existing integrated footprint,” said Willie Chiang, Chairman and CEO of Plains. “Importantly, these transactions create immediate value by delivering sustainable accretion to earnings, distributable cash flow and accelerating return of capital to unitholders. Our capital allocation framework remains intact, and we remain committed to financial flexibility, capital discipline, generating meaningful free cash flow and increasing return of capital to our unitholders as demonstrated today.”

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil and natural gas liquids (NGL). PAA owns an extensive network of pipeline gathering and transportation systems, in addition to terminalling, storage, processing, fractionation and other infrastructure assets serving key producing basins, transportation corridors and major market hubs and export outlets in the United States and Canada. On average, PAA handles approximately eight million barrels per day of crude oil and NGL.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. More information is available at www.plains.com.

Investor Relations Contacts:

Blake Fernandez

Michael Gladstein

plainsIR@plains.com

(866) 809-1291